Exhibit 99.1

FTC Solar Announces $75 Million Strategic Financing

$14.3 million received July 2

Additional $23.2 million expected to close in third quarter of 2025

Total funding scalable to $75 million

AUSTIN, Texas — July 7, 2025 – FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, software and engineering services, today announced that it entered into a new $75 million strategic financing facility (the “Financing Facility”) with Cleanhill Partners and affiliates, AV Securities and other long-term investors.

The Financing Facility provides for an initial term loan financing of up to $37.5 million. Of this amount, $14.3 million of term loan financing and an associated warrant issuance closed and funded on July 2, 2025. The balance of $23.2 million of the initial financing is expected to close in the third quarter of 2025, subject to shareholder approval of the maximum number of shares for which the warrants issued in connection with the Financing Facility may be exercised and the other conditions under the Financing Facility.

The Financing Facility also provides for up to an additional $37.5 million in funding to be available to the company as may be needed in the future upon mutual agreement between the company and the investors under the Financing Facility, for a total potential financing of $75 million.

“We couldn’t be more excited to invest in what we view as a clear future industry leader in FTC Solar,” said Ash Upadhyaya and Rakesh Wilson, Managing Partners at Cleanhill Partners. “Discussions with multiple industry participants led us to reach out to FTC Solar, and our research and feedback from developers and EPCs has only led us to be even more excited about the future prospects of the company. We believe FTC Solar has one of the most revolutionary technology platforms in the industry and a great team to drive strong future performance. The size and scalability of our investment reflects our interest in ensuring the long-term success of the company. This investment also builds on Cleanhill’s longstanding history of investing in energy transition businesses.”

“This investment adds significant strength to our balance sheet, ample runway to achieve profitability, and incremental comfort to our global customers that we’ll continue to provide the products and services they love long into the future,” said Yann Brandt, President and CEO of FTC Solar. “Shoring up backlog and adding liquidity were priority areas for me when joining FTC. The investment announced today, along with funds raised in the fourth quarter, provide more than sufficient liquidity. And driven by the recent expansion of one of the most innovative new tracker lines to hit the market, we have recently added more than 6.5 gigawatts of new business with Tier 1 customers. I have been quite bullish on the long-term potential and prospects for FTC Solar and this agreement only increases our potential for accelerating business momentum. I want to thank Cleanhill and AV Securities for their support and for sharing our vision.”

The Company will use the proceeds of the Financing Facility for balance sheet support, growth acceleration, and general corporate purposes. The Company currently expects to hold a special meeting of stockholders in early September 2025 to approve the full exercise of the warrants issued in connection with the Financing Facility.

Additional details of the Financing Facility and the associated warrant issuance will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

About Cleanhill Partners

Cleanhill Partners is a private equity firm pursuing investments in the energy transition sector that contribute to decarbonization. The firm invests in scalable businesses with visibility into revenues, earnings and cash flow growth, leveraging its thesis-driven approach and operational expertise to enhance value in each of our investments. For more information, visit www.cleanhillpartners.com.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

FTC Solar Investor Contact:

Bill Michalek

Vice President, Investor Relations

FTC Solar

T: (737) 241-8618

E: IR@FTCSolar.com

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including, but not limited to, the satisfaction of conditions under the Credit Facility relating to the advance of additional term loan financing, risks relating to shareholder approval of the maximum number of shares for which the warrants issued in connection with the Financing Facility may be exercised, risks relating to our expected use of proceeds and the anticipated benefits of the Financing Facility, and the other risks and uncertainties described in FTC Solar’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent Quarterly Reports on Form 10-Q. FTC Solar undertakes no duty or obligation to update any forward-looking statements in this release as a result of new information, future events or changes in its expectations, except as required by law.

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